Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use of our report dated April 23, 2009 (except for the last paragraph and Note 7, which are as of May 14, 2009), with respect to the balance sheets of Intelasight, Inc. d/b/a Iveda Solutions as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity, and cash flows for each of the years then ended, which report appears by incorporation in a Form S-8 Registration Statement for Iveda Corporation to be filed on or about January 29, 2010.
Minneapolis, Minnesota
January 29, 2010
www.eidebailly.com
5601 Green Valley Dr., Ste. 700 | Minneapolis, MN 55437-1145 | T 952.944.6166 | F 952.944.8496 | EOE